Exhibit 5.1

1271 Avenue of the Americas
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August 7, 2025	Frankfurt	San Francisco
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Fractyl Health, Inc.

3 Van de Graaf Drive, Suite 200

Burlington, MA 01803

Re:	Registration Statement No. 333-285522

21,904,761 shares of common stock, par value $0.00001 per share, Tranche A Warrants to purchase up to 21,904,761 shares of common stock and Tranche B Warrants to purchase up to 21,904,761 shares of common stock

To the addressee set forth above:

We have acted as special counsel to Fractyl Health, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 21,904,761 shares of common stock (the “Shares”), par value $0.00001 per share (the “Common Stock), common warrants to purchase up to 21,904,761 shares of Common Stock (the “Tranche A Warrants”) and common warrants to purchase up to 21,904,761 shares of Common Stock (the “Tranche B Warrants” and together with the Tranche A Warrants, the “Warrants”). The Shares and the Warrants are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2025 (Registration No. 333-285522, as amended on March 13, 2025, the “Registration Statement”), and are being offered pursuant to a base prospectus dated March 18, 2025 (the “Base Prospectus”) and a prospectus supplement dated August 6, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and the Warrants are being sold pursuant to an underwriting agreement dated August 6, 2025 between the Company and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares, the Warrants and the Warrant Shares (as defined below).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

August 7, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2. When the Warrants shall have been duly issued by the Company against payment therefor in the circumstances contemplated by Underwriting Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. When the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrants holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and the Warrant Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation and by the board of directors of the Company in connection with the offering contemplated by the Registration Statement and the Prospectus.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 7, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Latham & Watkins LLP